EXHIBIT 10.26            [Execution Copy]

ASSET PURCHASE AGREEMENT

dated as of February 27, 2013

among

CALPIAN, Inc.

and

PIPELINE DATA INC.

and

THE OTHER SELLERS NAMED HEREIN

6.4	Best Efforts; Further Assurances	20
6.5	Bank Accounts	21
6.6	Intentionally Omitted	21
6.7	Excluded Assets	21
6.8	Taxes	21

ARTICLE VII COVENANTS OF BUYER		21
7.1	Assumed Liabilities	21
7.2	Post-Closing Access to Information	22
7.3	Release of Certain Deposits	22
7.4	Further Assurances	22

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		22
8.1	Warranties True as of Both Present Date and Closing Date; Covenants	22
8.2	Intentionally Omitted	23
8.3	Intentionally Omitted	23
8.4	No Injunctions	23
8.5	Closing Deliveries	23

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		23
9.1	Warranties True as of Both Present Date and Closing Date	23
9.2	Intentionally Omitted	23
9.3	No Injunctions	23
9.4	Consideration	23
9.5	Closing Deliveries	23

ARTICLE X CLOSING		24
10.1	Closing	24
10.2	Deliveries by Sellers	24
10.3	Deliveries by Buyer	24
10.4	Form of Instruments	24

ARTICLE XI TERMINATION; TERMINATION PAYMENT		25
11.1	Termination	25
11.2	Intentionally Omitted	25
11.3	Effect of Termination or Breach	25

ARTICLE XII ADDITIONAL POST-CLOSING COVENANTS		26
12.1	Employees	26
12.2	Joint Post-Closing Covenant of Buyer and Sellers	26
12.3	Collections	26
12.4	Tax Matters	26

ARTICLE XIII MISCELLANEOUS		26
13.1	Expenses	26
13.2	Amendment	27

13.3	Notices	27
13.4	Waivers	28
13.5	Electronic Delivery; Counterparts	28
13.6	Headings	29
13.7	Submission to Jurisdiction	29
13.8	Governing Law	29
13.9	Binding Nature; Assignment	29
13.10	No Third Party Beneficiaries	29
13.11	Construction	29
13.12	Public Announcements	29
13.13	Entire Understanding	30
13.14	Closing Actions	30
13.15	Conflict Between Transaction Documents	30
13.16	No Survival	30

EXHIBITS

Exhibit A                        -            Form of Bidding Procedures Order

Exhibit B                        -            Form of Sale Order

Exhibit C                        -            Form of Bill of Sale

Exhibit D                        -            Form of Assumption Agreement

Exhibit E                        -            Form of Trademark Assignment

SCHEDULES

Schedule 2.1(a)(i)Accounts Receivable Included in Purchased Assets

Schedule 2.1(a)(ii)Acquired IP

Schedule 2.1(a)(iii)Assumed Contracts

Schedule 2.1(a)(iv)Assumed Leases

Schedule 2.1(a)(v)Assumed Machinery, Tooling and Equipment

Schedule 2.1(a)(xi)Cash Merchant Reserves

Schedule 2.3(e)Excluded Assets and Contracts

Schedule 2.4(h)Specifically Excluded Liabilities

Schedule 2.6Cure Payments

Schedule 4.4No Conflicts or Violations

Schedule 4.5Subsidiaries and Affiliates

Schedule 4.6Compliance with Law

Schedule 4.7Litigation

Schedule 4.8Title to Assets

Schedule 6.3Conduct of the Business Pending the Closing

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 27thth day of February, 2013, by and among (i) Calpian, Inc., a Texas corporation  ("Buyer"), and each of (ii) Pipeline Data Inc., a Delaware corporation ("PDI"), Securepay.com Inc., a Delaware corporation ("Securepay"); Northern Merchant Services Inc., a New York corporation ("NMSI"); Pipeline Data Processing Inc., a Delaware corporation ("PDPI"); Pipeline Data Portfolio Acquisitions Inc., a Delaware corporation ("PDPAI"); Aircharge Inc., a Delaware corporation ("AI"); PayPipe Inc., a Delaware corporation ("PayPipe"); Paynet Systems Inc., a Georgia corporation ("PSI"); PayPassage Inc., a Georgia corporation ("PayPassage"); and Valadata Inc., a North Dakota corporation ("VI"). PDI and each of Securepay, NMSI, PDPI, PDPAI, AI, PayPipe, PSI, PayPassage and VI are each referred to herein as a  "Seller" and collectively, "Sellers". Certain definitions are set forth in Article I below.

WHEREAS, the Bankruptcy Court entered the Bidding Procedures Order on December 19, 2012;

WHEREAS, pursuant to the Bidding Procedures Order the Sellers conducted the Auction on January 8, 2013;

WHEREAS, following the Auction, the Sellers selected AMS as the winning bidder for the Purchased Assets pursuant to the AMS Purchase Agreement and Buyer as the backup bidder;

WHEREAS, the Bankruptcy Court entered the Sale Order on January 15, 2013 authorizing the sale of the Purchased Assets to AMS pursuant to the AMS Purchase Agreement or, in the event AMS failed to consummate the transactions contemplated by the AMS Purchase Agreement, to Buyer;

WHEREAS, AMS failed to consummate the transactions contemplated by the AMS Purchase Agreement in the time contemplated by the AMS Purchase Agreement and Sellers have terminated the AMS Purchase Agreement with AMS; and

WHEREAS, Buyer desires to purchase, and Sellers desire to sell, convey, assign, transfer and deliver to Buyer the Purchased Assets as set forth herein;

NOW, THEREFORE, BE IT RESOLVED, in consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICL I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1   Definitions  Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

"Acquired IP" shall have the meaning set forth in Section 2.1(a)(ii).

"Acquisition Proposal" means a proposal (other than by Buyer or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of 50% or more of the Purchased Assets pursuant to one or more transactions, the sale of 50% or more of the outstanding shares of capital stock or equity interests of any Seller (including by way of a tender offer, foreclosure, or plan of reorganization or liquidation) or a similar transaction or business combination involving one or more Third Parties and any Seller.  For the avoidance of doubt, in no event shall any proposal solely with respect to the Excluded Assets or any portion thereof be included in the definition of "Acquisition Proposal."

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

"Agreement" means this Asset Purchase Agreement, including all the Exhibits and the Schedules hereto, as the same may be amended from time to time in accordance with its terms.

"AI" shall have the meaning set forth in the Preamble hereto.

"AMS" shall mean Applied Merchant Systems West Coast, Inc., a Nevada corporation.

"AMS Purchase Agreement" shall mean that certain Asset Purchase Agreement, dated as of November 16, 2012, among AMS and Sellers, as amended by that certain Amendment No. 1 to Asset Purchase Agreement dated as of January 9, 2013.

"Assumption Agreement" shall have the meaning set forth in Section 10.2(c) hereof.

"Assumed Contracts"  has the meaning set forth in Section 2.1(a)(iii).

"Assumed Executory Contracts" means the Assumed Contracts and the Assumed Leases.

"Assumed Leases" means all of the Leases identified in Schedule 2.1(a)(iv) attached hereto.

"Assumed Liabilities" shall have the meaning set forth in Section 2.2(a) hereof.

"Auction" shall mean the auction conducted by Sellers pursuant to the Bidding Procedures Order.

"Bank Accounts" has the meaning set forth in Section 2.1(a)(xvi).

"Bankruptcy Code" means title 11 of the United States Code.

"Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

"Benefit Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA) and any other benefit or compensation plan, program, agreement or arrangement.

"Bidding Procedures Order" means the order of the Bankruptcy Court, substantially in the form of Exhibit A attached hereto.

"Buyer" shall have the meaning set forth in the Preamble hereto.

"Card Organization(s)" means Visa, MasterCard, Discover, American Express, JCB, a debit network, and any successor or similar organization.

"Card Organization Rules" means the regulations and procedures issued by Card Organizations, as amended from time to time.

"Cash" means all cash, including checking account balances, certificates of deposit and other time deposits and petty cash, net of overdrafts, and marketable and other securities.

"Cash Merchant Reserves" has the meaning set forth in Section 2.1(a)(xi) hereof.

"Chapter 11 Cases" means the cases to be commenced promptly after execution of this Agreement by Sellers under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court.

"Claim" shall have the meaning set forth in Section 101(5) of the Bankruptcy Code.

"Closing" shall have the meaning set forth in Section 10.1 hereof.

"Closing Date" shall have the meaning set forth in Section 10.1 hereof.

"Contract" means any agreement, contract, commitment or other binding arrangement or understanding, whether written or oral, to which any Seller is a party and which any Seller is permitted under the Bankruptcy Code to assume and assign.

"Confidentiality Agreement" means that certain Confidentiality and Non-Disclosure Agreement, dated as of November 29, 2012, between the Buyer and PDI.

"Cure Payments" means any cure payments or obligations (pursuant to Section 365 of the Bankruptcy Code or otherwise) due by Sellers with respect to any Assumed Executory Contract.

"Cynergy Processing Agreement" means that certain Independent Sales Organization Processing Agreement, dated as of July 1, 2010, between Cynergy Data, LLC and PDI.

"Cynergy Reserve Account" shall have the meaning set forth in Section 2.1(a)(xv) hereto.

"Deposit Amount" means One Hundred Thousand Dollars ($100,000.00).

"Dollars" or "$" means dollars of the United States of America.

"Electronic Delivery" shall have the meaning set forth in Section 13.5.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Assets" shall have the meaning set forth in Section 2.3 hereof.

"Excluded Liabilities" shall have the meaning set forth in Section 2.4 hereof.

"Exhibits" means the exhibits hereto.

"Final Order" means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

"GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

"Governmental Authority" means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

"Intellectual Property" means all of the following in any jurisdiction throughout the world:   patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, renewals, extensions and reexaminations thereof,  trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names and corporate names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith,  copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith,  trade secrets and other confidential information, software (including source code, executable code, data, databases and documentation);  domain names and URL addresses; and  all other intellectual property.

"Knowledge of Sellers" or "Sellers' Knowledge" shall mean the actual knowledge of Thomas Tesmer, Donald Guniesen and Kevin Weller with no duty of investigation.

"Leased Real Property" means any land, buildings, structures, improvements, fixtures or other component of real property in which Sellers have an interest and which is used by Sellers.

"Leases" means all of Sellers' right, title and interest in all leases, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold a leasehold estate in, or are granted the right to use or occupy any  Leased Real Property.

"Lien" or "Liens" means any lien (statutory or otherwise), encumbrance, security interest, interest, mortgage, pledge, security agreement, option, or Order of any Governmental Authority.

"Material Adverse Effect" means any change or effect that is materially adverse to the financial condition or results of operations of the Sellers taken as a whole; provided,  however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change or effect attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Sellers participate, the U.S. economy as a whole or the capital markets in general or the markets in which any of the Sellers operate; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in applicable laws or the interpretation thereof; (v) actions required to be taken under applicable laws or Assumed Contracts; (vi) any change in GAAP or other accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; or (vii)  the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

"NMSI" shall have the meaning set forth in the Preamble hereto.

"Order" means any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority.

"Ordinary Course of Business" means the operation of the business of the Sellers by Sellers in the usual and ordinary course in a manner substantially similar to the manner in which Sellers operated prior to the commencement of the Chapter 11 Cases.

"PayPassage" shall have the meaning set forth in the Preamble hereto.

"PayPipe" shall have the meaning set forth in the Preamble hereto.

"PDI" shall have the meaning set forth in the Preamble hereto.

"PDPAI" shall have the meaning set forth in the Preamble hereto.

"PDPI" shall have the meaning set forth in the Preamble hereto.

"Permits" means licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like.

"Permitted Liens" means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any of the Sellers and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by any of the Sellers and for which appropriate reserves have been established in accordance with GAAP and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property or any violation of which would not have a material adverse effect on the operation of the Sellers' business thereon; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Sellers' businesses; (v) public roads and highways; (vi) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (vii) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (viii) purchase money liens and liens securing rental payments under capital lease arrangements; (ix) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (x) with respect to all Leased Real Property, all liens, encumbrances, charges mortgages, security interests and any and all other Liens of whatsoever nature which are suffered or incurred by the fee owner, any superior lessor, sublessor or licensor, or any inferior lessee, sublessee or licensee; (xi) any Liens pursuant to Assumed Executory Contracts, (xii) with respect to the Cynergy Reserve Account, any Liens pursuant to the Cynergy Processing Agreement, (xiii) any Liens which will be released at or prior to Closing, (xiv) Liens pursuant to licenses of Intellectual Property arising in the Ordinary Course of Business, and (xv) liens, the existence of which would not reasonably be expected to be material to the Purchased Assets.

"Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

"Pre-Closing Tax Period" means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

"Pro-Rated Receivables" shall have the meaning set forth in Section 2.7 hereof.

"PSI" shall have the meaning set forth in the Preamble hereto.

"Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

"Purchased Assets" shall have the meaning set forth in Section 2.1(a) hereof.

"Regulation" means any law, statute, regulation, ruling, or Order of, administered or enforced by or on behalf of, any Governmental Authority.

"Rule" or "Rules" means the Federal Rules of Bankruptcy Procedure.

"Sale Order" means the order of the Bankruptcy Court in the form of Exhibit B attached hereto or in such other form or substance reasonably satisfactory to PDI and Buyer, entered by the Bankruptcy Court pursuant to Sections 363, 365 and 1146(c) of the Bankruptcy Code.

"Schedules" means the schedules attached hereto.

"Securepay" shall have the meaning set forth in the Preamble hereto.

"Seller" and "Sellers" shall have the meaning set forth in the Preamble hereto.

"Seller Revenue Payments" shall have the meaning set forth in Section 2.3(c) hereto.

"Shared Payables" means all payables or other liabilities relating to or with respect to Shared Receivables including, but expressly limited to, interchange, assessments, processing expenses, residuals paid to employees and ISOs, product costs, and PCI expenses as provided for in the gross margin analysis report and other payables directly related to Shared Receivables.

"Shared Receivables" means all revenue or receivables generated under Assumed Executory Contracts from February 1, 2013 through and including the Closing Date other than the receivables identified on Schedule 2.1(a)(i).

"Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

"Tax" and, with correlative meaning, "Taxes" mean with respect to any Person all federal, state, local, county, foreign and other taxes, assessments or other government charges.

"Tax Code" shall have the meaning set forth in Section 12.4 hereof.

"Transfer Taxes" shall have the meaning set forth in Section 6.8(b) hereof.

"Tax Return" means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by any Seller relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

"Third Party" means any Person other than Sellers, Buyer or any of their respective Affiliates.

"Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

"VI" shall have the meaning set forth in the Preamble hereto.

1.2   Rules of Construction.    Unless the context otherwise clearly indicates, in this Agreement:

(a)   the singular includes the plural;

(b)  "includes" and "including" are not limiting;

(c)  "may not" is prohibitive and not permissive; and

(d)  "or" is not exclusive.

ARTICLE II
PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

2.1   Purchase and Sale of Assets

(a)  Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, contribute, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (except for the Assumed Liabilities and Liens that Sellers can not sell free and clear of pursuant to Section 363(f) of the Bankruptcy Code including, without limitation, Liens set forth in clauses (xi), (xii) and (xiv) of the definition of Permitted Liens), and Buyer shall purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, all of the following properties, assets, rights, title and interests of the Sellers as of the Closing Date to the extent permitted  by all applicable laws and Card Organization Rules, but excluding Excluded Assets pursuant to Section 2.3 (all of the assets to be sold, assigned, transferred and delivered to Buyer hereunder herein called the "Purchased Assets"):

(i)   all accounts receivable of the Sellers which are both not associated with processing revenue and are specifically set forth on Schedule 2.1(a)(i) hereof;

(ii)  all Intellectual Property owned by Sellers (including all of the Intellectual Property set forth on Schedule 2.1(a)(ii))  (collectively, the "Acquired IP");

(iii)  subject to Section 2.5,  all of Sellers' rights existing under any of the following Contracts except for Contracts identified on Schedule 2.3(e) (collectively, the "Assumed Contracts"): (i) Contracts with merchants, (ii) sales agreements (ISO agreements), and (iii) sponsor, processing and other Contracts specifically identified on Schedule 2.1(a)(iii);

(iv)  subject to Section 2.5,  all of Sellers' rights existing under the Leases set forth on Schedule 2.1(a)(iv) (the "Assumed Leases") and any deposits under any Assumed Leases.

(v)  the equipment, fixtures, trade fixtures, computer equipment and hardware, telephone systems, network systems and furniture identified on Schedule 2.1(a)(v) hereto and all office supplies located thereon and all other equipment, fixtures, trade fixtures, computer equipment and hardware, telephone systems, network systems, furniture land office supplies located at the real property subject to Assumed Leases;

(vi)   the right to receive and retain mail, payments of accounts receivable and other communications used in, useful for or otherwise associated with the business of the Sellers;

(vii)  the right to bill and receive payment for services performed but unbilled or unpaid as of the Closing;

(viii) all advertising, marketing and promotional materials, all archival materials, and all other printed or written materials owned by the Sellers;

(ix)   all transferable Permits, licenses, certifications, approvals and similar rights from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies owned by the Sellers;

(x)   all books and records of Sellers primarily related to the Purchased Assets, including the list of merchants which are party to Assumed Contracts;

(xi)  all Cash merchant reserves held by Sellers with respect to Assumed Contracts with merchants which have been active within two hundred seventy days prior to Closing and all Cash merchant reserves held by Sellers set forth on Schedule 2.1(a)(xi)  (collectively, "Cash Merchant Reserves");

(xii)  all telephone numbers located at the real property subject to Assumed Leases;

(xiii)  insurance proceeds or recoveries with respect to any casualty or damage loss with respect to tangible Purchased Assets prior to Closing;

(xiv)  one-half of the Shared Receivables as set forth in Section 2.7;

(xv)   the reserve account established pursuant to the Cynergy Processing Agreement equal to $500,000 (the "Cynergy Reserve Account"); and

(xvi)  to the extent transferable and subject to Section 6.5, all rights and interests on and to the bank accounts and lock boxes (but not any Cash held therein) of AI, Charge.com Inc., NMSI, Northern Merchant Services Inc. Merchant Fee, PDPAI,  PDPI, PDI, Pipeline Data Flexible Spending Account, Pipeline Data Settlement Account, Pipeline Data Inc. Collections, Pipeline Data Inc. Reserve, Pipeline Data Reserves Security Holds, PSI, Securepay, SecurePay.com, Inc. Operating Account and VI (collectively, the "Bank Accounts").

(b)  All of the Purchased Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer free and clear of all Liens (other than Liens that Sellers can not sell free and clear of pursuant to Section 363(f) of the Bankruptcy Code including, without limitation, Liens set forth in clauses (xi), (xii) and (xiv) of the definition of Permitted Liens).

(c)  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, (I) THE PURCHASED ASSETS ARE BEING SOLD ON AN "AS IS," "WHERE IS" BASIS, AND (II) NO SELLER MAKES ANY OTHER WARRANTIES, INCLUDING MERCHANTABILITY, FITNESS OR OTHERWISE WITH RESPECT TO THE PURCHASED ASSETS.

2.2   Assignment and Assumption of Liabilities.

(a)  Subject to the terms and conditions set forth in this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, Buyer shall assume from Sellers, and thereafter be responsible for the payment, performance or discharge of the following liabilities and obligations of Sellers (all such liabilities and obligations herein called the "Assumed Liabilities"):

(i)   subject to Section 2.5,  obligations under the Assumed Executory Contracts first arising after the Closing and all chargebacks and similar liabilities or obligations with respect to or related to any periods prior to the Closing, including without limitation all payables or other liabilities relating to or with respect to revenue or receivables generated on or after the Closing Date as set forth in Section 2.7 below;

(ii)   one-half of the Shared Payables as set forth in Section 2.7.

(iii)  subject to Section 2.5,  any Cure Payments with respect to Assumed Executory Contracts set forth on Schedule 2.6 attached hereto;

(iv)  obligations of Buyer under this Agreement or any of the other Transaction Documents; and

(v)   obligations of Seller to refund Cash Merchant Reserves owed to merchants.

(b)  Notwithstanding anything in this Agreement to the contrary, Sellers hereby acknowledge and agree that Buyer is not assuming from Sellers, or is in any way responsible for, the Excluded Liabilities.

2.3   Excluded Assets.    Notwithstanding anything to the contrary in this Agreement, the following assets of Sellers shall be retained by Sellers and are not being sold or assigned to Buyer hereunder (all of the following are referred to collectively as the "Excluded Assets"):

(a)  all Cash other than Cash Merchant Reserves;

(b)  all security and other deposits, including all reserve accounts, other than the Cynergy Reserve Account and any deposits under any Assumed Leases and merchant reserves held by 3rd parties on behalf of merchants;

(c)  all revenue or receivables generated prior to February 1, 2013 other than receivables specifically identified on Schedule 2.1(a)(i) attached hereto, including any residual payments generated prior to the Closing under any processing agreements, merchant agreements or other Contracts, including any Assumed Contracts  ("Seller Revenue Payments") as set forth in Section 2.7 below;

(d)  any and all rights under this Agreement and avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including all rights and avoidance claims of Sellers arising under Chapter 5 of the Bankruptcy Code;

(e)  any asset or Contract set forth on Schedule 2.3(e) attached hereto;

(f)   one-half of the Shared Receivables as set forth in Section 2.7;

(g)  all rights and interests in and to bank accounts, safety deposit boxes and lock boxes, including the Bank Accounts, except with respect to the Bank Accounts as set forth in Section 6.5;

(h)  income Tax Returns of Sellers and related materials;

(i)  the equity securities or other ownership interest of any Seller;

(j)  the equity securities or other ownership interest of any of Sellers' Affiliates, including the equity securities or other ownership interest of Pipeline Data, Canada Inc., an Ontario corporation;

(k)  each Seller's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating solely to the organization, maintenance and existence of such Seller as a corporation or limited liability company;

(l)   the Purchase Price and all other rights of Sellers under or pursuant to this Agreement and the Schedules attached hereto and any other agreements entered into by Sellers pursuant to this Agreement;

(m)  the assets associated with any Benefit Plan;

(n)  the books and records of the Sellers other than books and records primarily related to the Purchased Assets;

(o)  all rights with respect to the AMS Purchase Agreement and each of the other agreements with AMS or executed in connection with the transactions contemplated by the AMS Purchase Agreement; and

(p)  all other assets and properties not otherwise specifically identified as Purchased Assets in Section 2.1(a) above, including without limitation all Leases of Sellers and all Contracts other than the Assumed Executory Contracts.

2.4   No Other Liabilities Assumed.    Each Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Buyer will not assume or in any way become liable for any obligation of any Seller, other than the Assumed Liabilities (collectively, the "Excluded Liabilities"). In furtherance and not in limitation of the foregoing, neither Buyer nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any of the following Excluded Liabilities:

(a)  all obligations or liabilities of Sellers that relate to any of the Excluded Assets (including under any Contracts related thereto) (other than one-half of the Shared Receivables as set forth in Section 2.7);

(b)  all obligations or liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement or otherwise;

(c)  all obligations or liabilities of Sellers related to the right to or issuance of any capital stock or other equity interest of any Seller, including any stock options or warrants;

(d)  any obligation or liability to distribute to any Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

(e)  any obligation or liability of Sellers under this Agreement or any other document executed in connection herewith;

(f)  all payables or other liabilities to the Persons relating to or with respect to Seller Revenue Payments as set forth in Section 2.7 below;

(g)  any severance or other employment obligations (including without limitation, obligations to provide health or retirement benefits), if any, to any of Sellers' employees resulting from or arising out of the transactions contemplated by this Agreement; and

(h)  any obligations or liabilities specifically identified and described on Schedule 2.4(h).

Except for the Assumed Liabilities and any and all obligations of Buyer under this Agreement and the other Transaction Documents, Buyer will not assume any other liabilities or obligations of Sellers or any Affiliate thereof of any type or nature whatsoever in connection with this Agreement or the transactions contemplated hereby.

2.5   Deemed Consents and Cure Payments.  For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all required consents in respect of the assignment of any Assumed Executory Contract if, and to the extent that, pursuant to the Sale Order or other Bankruptcy Court Order, Sellers are authorized to assume and assign Assumed Executory Contracts to Buyer pursuant to Section 365 of the Bankruptcy Code and any applicable Cure Payments have been satisfied by Buyer as provided herein. Notwithstanding any provision to the contrary in this Agreement, in the event the Sale Order or other Bankruptcy Court Order does not assign any Assumed Executory Contract to Buyer pursuant to Section 365 of the Bankruptcy Code, then (x) such

Contract shall not be deemed an Assumed Executory Contract or Purchased Asset, (y) no liability or obligation under such Contract shall be deemed an Assumed Liability, and (z) Buyer shall have no rights or obligations with respect to such Contract. In the event any Contract is not assigned as set forth in the immediately preceding sentence, the removal of such Contract as a Purchased Asset and Assumed Liability shall not affect any other rights or obligations of the parties hereto under this Agreement.

2.6   Cure Payments in Respect of Assumed Executory Contracts.  To the extent that any Assumed Executory Contract is subject to a cure pursuant to Section 365 of the Bankruptcy Code, Buyer shall pay the amount of the Cure Payments set forth on Schedule 2.6 or such lower amount as may be determined by the Bankruptcy Court.

Determination and Payment of Certain Receivables and Payables.»

(a)  Shared Receivables and Payables. Notwithstanding any provision to the contrary in this Agreement, for purposes of facilitating the collection of Shared Receivables and the payment of any Shared Payables of Sellers, including payments to agents of Sellers, generated under Assumed Executory Contracts, (x) upon receipt of any Shared Receivables by the Buyer or any of its Affiliates, then Buyer shall pay any amounts due to Sellers, including amounts due to agents of Sellers,  under Assumed Executory Contracts with respect to such Shared Receivables, including any Shared Payables, and promptly deliver to PDI, on behalf of Sellers, one-half of such Shared Receivables minus the portion of any Shared Payables or other liabilities relating to or with respect to such Shared Receivables and (y) upon receipt of any Shared Receivables by any Seller or any of their Affiliates, then Sellers shall pay any amounts due to Sellers, including amounts due to agents of Sellers,  under Assumed Executory Contracts with respect to such Shared Receivables, including any Shared Payables, and promptly deliver to Buyer one-half of such Shared Receivables minus the portion of any Shared Payables or other liabilities relating to or with respect to such Shared Receivables.

(b)  Pro-Rated Receivables and Payables.  In the event the Closing occurs on any date other than the end of a calendar month, then (a) the portion of any revenue or receivables generated under Assumed Executory Contracts during the month in which the Closing occurs other than the receivables identified on Schedule 2.1(a)(i) (the "Pro-Rated Receivables") which shall be deemed to have been generated prior to the Closing and therefore shall be Shared Receivables and shall be determined by pro-rating any such Pro-Rated Receivables by the number of days in such month prior to and including the Closing Date, (b) the portion of any Pro-Rated Receivables which shall be deemed to have been generated after the Closing and therefore shall not be Shared Receivables and shall be determined by pro-rating any such Pro-Rated Receivables by the number of days in such month after the Closing Date, (c) the portion of any Shared Payables or other liabilities relating to or with respect to Shared Receivables and which would be deemed Shared Payables shall be determined by pro rating any payables or liabilities under Assumed Executory Contracts to agents of Sellers relating to or with respect to any Pro-Rated Receivables by the number of days in such month prior to and including the Closing Date and (d) all other payables or liabilities under such Assumed Executory Contracts to agents of Sellers generated during the month in which the Closing occurs would be deemed Assumed Liabilities. Notwithstanding any provision to the contrary in this Agreement, purposes of facilitating the collection of Pro-Rated Receivables and the payment of any Shared Payables or liabilities to agents of Sellers generated under Assumed Executory Contracts, (x) upon receipt of any Pro-Rated Receivables by the Buyer or any of its Affiliates, then Buyer shall pay any amounts due to agents under Assumed Executory Contracts with respect to such Pro-Rated Receivables and promptly deliver to PDI, on behalf of Sellers, all amounts Sellers are entitled to receive with respect to Shared Receivables pursuant to Section 2.7(a) and (y) upon receipt of any Pro-Rated Receivables by any Seller or any of their Affiliates, then Sellers shall pay any amounts due to agents under Assumed Executory Contracts with respect to such Pro-Rated Receivables and promptly deliver to Buyer all amounts Buyer is entitled to receive with respect to Shared Receivables and Payables pursuant to Section 2.7(a) plus the portion of any Pro-Rated Receivables which shall be deemed to have been generated after the Closing as determined in clause (b) above minus the portion of any payables or other liabilities which are assumed Liabilities as determined in clause (d) above. By way of example:

(i)  if the Closing occurs on March 15, 2013 and a Pro-Rated Receivable is collected by Buyer or any of its Affiliates in the amount of $1,000,000 which is subject to a payment to an agent under an Assumed Executory Contract in the amount of $10,000, then Buyer shall pay such agent $10,000 and shall remit $239,516 to PDI (i.e. one-half of $990,000 * 15 / 31); and

(ii)  if such amount was collected by Seller or any of its Affiliates, then Sellers shall pay such agent $10,000 and shall remit $750,484 to Buyer (i.e. (a) one-half of $990,000 * 15/ 31 plus (b) $990,000 * 16 / 31).

Buyer and Sellers shall reasonably cooperate with each other and provide each other with such information as may be reasonably requested by the other party to determine the allocation of any such receivables or liabilities and to facilitate the allocations and payments set forth in this Section 2.7.

ARTICLE III
BASIC TRANSACTION

3.1   Payment of Purchase Price.    The aggregate purchase price for the Purchased Assets payable at the Closing (the "Purchase Price") shall be amount equal to Nine Million Seven Hundred Fifty Thousand Dollars ($9,750,000.00), including any Deposit Amount previously paid by Buyer to Sellers.

3.2   Further Assurances.  From time to time after the Closing and without further consideration,   upon the request of Buyer, Sellers shall execute and deliver such documents and instruments of conveyance and transfer as Buyer may reasonably request in order to consummate more effectively the purchase and sale of the Purchased Assets as contemplated hereby and to vest in Buyer title to the Purchased Assets transferred hereunder, or to otherwise more fully consummate the transactions contemplated by this Agreement, and  Buyer, upon the request of Sellers, shall execute and deliver such documents and instruments of contract or lease assumption as Sellers may reasonably request in order to confirm Buyer's  liability for the obligations specifically assumed hereunder or otherwise to more fully consummate the transactions contemplated by this Agreement.

3.3   Deposit Amount.     Prior to the Auction,  Buyer has deposited with Dragonfly Capital on behalf of PDI an amount equal to the Deposit Amount. In the event this Agreement is terminated by PDI pursuant to Section 11.1(b) or Section 11.1(e), then in addition to any other rights and remedies the Sellers may have, the Sellers shall have the right to retain and keep the Deposit Amount and Buyer shall have no further rights to the Deposit Amount or any proceeds thereon. If this Agreement is terminated for any reason other than the termination of this Agreement by PDI or the Sellers pursuant to Section 11.1(b) or Section 11.1(e),  PDI shall promptly upon such termination cause the Deposit Amount to be returned to Buyer.

ARICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1   Sellers' Representations and Warranties.  Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as expressly set forth in the Schedules delivered by Sellers to Buyer on the date hereof.  The information disclosed in any numbered part of the Schedules shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement and any other representation or warranty to the extent the applicability of such disclosure to such other representation and warranty is reasonably apparent on its face.

4.2   Validity of Agreement.   Each Seller has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The board of directors (or similar governing body) of each Seller has duly approved the Transaction Documents to which such Person is a party and has duly authorized the execution and delivery of such Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate or organizational proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of the Transaction Documents to which such Person is a party and the consummation of the transactions contemplated thereby.  All Transaction Documents to which any Seller is a party have been duly executed and delivered by such Person, except such Transaction Documents that are required by the terms hereof to be executed and delivered by such Person after the date hereof, in which case such Transaction Documents will be duly executed and delivered by such Person at or prior to the Closing, and all Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of Sellers, enforceable against Sellers in accordance with their terms.

4.3   Organization, Standing and Power.   Each of the Sellers is a corporation validly existing and in good standing under the laws of the state of its incorporation and, except where the failure to obtain such qualification could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in every jurisdiction in which it is required to be qualified. Each Seller has full power and authority and all material licenses, Permits and authorizations necessary to own and operate its properties and to carry on the business of the Sellers as now conducted by it.  No Seller is in default under or in violation of any provision of its articles of incorporation or by‑laws. Subject to any necessary authorization from the Bankruptcy Court, each Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on the business of the Sellers as now being conducted and to execute and deliver this Agreement and all agreements, instruments and other documents referred to herein, and to perform its obligations hereunder and thereunder.

4.4   No Conflicts or Violations.  Except as set forth on Schedule 4.4 attached hereto, and assuming the approval of the transactions contemplated in this Agreement and the other Transaction Documents, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Sellers do not and shall not   result in any material breach of any of the terms, conditions or provisions of,  constitute a material default under, or  require any material authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under the provisions of the articles of incorporation, by‑laws or other constitutive documents of any Seller or any material Assumed Executory Contract to which any Seller is bound, or any Order to which any Seller is subject.

4.5   Subsidiaries and Affiliates.    Except as set forth on Schedule 4.5, no Seller owns, of record or beneficially, any direct or indirect ownership interest in any Person (other than another Seller) or right (contingent or otherwise) to acquire any direct or indirect ownership interest in any Person (other than another Seller), nor is any Seller a member of any partnership or a participant in any joint venture or similar arrangement.

4.6   Compliance with Law.  Except as set forth on Schedule 4.6, to the Knowledge of Sellers, each Seller has, in all material respects, complied with and is in material compliance with, and is not in default in any respect with, all applicable material laws, Regulations, Orders and ordinances of any Governmental Authority and no claims have been filed against any Seller since January 1, 2012 alleging a material violation of any such laws or Regulations, and no Seller has received written, or to the Knowledge of Sellers oral, notice of any such violations since January 1, 2012.

4.7   No Litigation.  Except as set forth on Schedule 4.7 attached hereto and the Chapter 11 Cases, there are no material actions, suits, claims, investigations, hearings, or proceedings of any type pending (or, to the Knowledge of Sellers, threatened) instituted against any Seller challenging the legality of the transactions contemplated in this Agreement, or the title and ownership of the Purchased Assets or any Seller.

4.8   Title to Assets.  Except as set forth on Schedule 4.8 attached hereto, Sellers have good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Liens other than Permitted Liens, and has been authorized to sell such Purchased Assets at the Closing free and clear of any and all Liens other than Liens that Sellers can not sell free and clear of pursuant to Section 363(f) of the Bankruptcy Code including, without limitation, Liens set forth in clauses (xi), (xii) and (xiv) of the definition of Permitted Liens.

4.9   Brokers.  No Seller has incurred any liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby for which Buyer would be liable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

5.1   Organization.  Buyer is a corporation validly existing and in good standing under the laws of the State of Texas and has the full power and authority to execute, deliver and perform this Agreement and to consummate all transactions contemplated hereby.

5.2   Authority.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and do not and will not violate any provisions of its organizational documents, any applicable Regulation or any contract or Order binding upon it.  This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect, and to general equitable principles.

5.3   Consents.  The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Buyer do not and shall not (a) result in any material breach of any of the terms, conditions or provisions of, (b) constitute a material default under, or (c)  require any material authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under the provisions of the articles of incorporation, by-laws or other constitutive documents of Buyer or any material agreement or instrument to which Buyer is bound or affected, or any Order to which Buyer is subject in any manner which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

5.4   Litigation.  There are no material actions, suits, legal proceedings or Orders pending or, to Buyer's knowledge, threatened against or affecting Buyer at law or in equity, in the United States or elsewhere, or before or by any arbitrator or Governmental Authority (including any material actions, suits, legal proceedings or Orders with respect to the transactions contemplated by this Agreement) which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.  Buyer is not subject to any Order of any Governmental Authority (or settlement enforceable therein) which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.5   Financing.  Buyer has and shall have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after the Closing Date, including adequate assurance of future performance under any Assumed Executory Contract pursuant to Section 365 of the Bankruptcy Code.

5.6   'As Is'  Transaction.  BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF SELLERS OR ANY OF THEIR AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE BUSINESS, THE PURCHASED ASSETS, (INCLUDING THE VALUE, CONDITION OR USE OF THE PURCHASED ASSETS), THE ASSUMED LIABILITIES OR OTHERWISE WITH RESPECT TO ANY INFORMATION PROVIDED TO BUYER, WHETHER ON BEHALF OF SELLERS OR THEIR AFFILIATES, INCLUDING AS TO (A) MERCHANTABILITY OR FITNESS FOR ANY  PARTICULAR USE OR PURPOSE, (B) THE OPERATION OF THE BUSINESS AFTER THE CLOSING IN ANY MANNER OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE OWNERSHIP, USE OR OPERATION OF THE PURCHASED ASSETS BU BUYER AFTER CLOSING. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING "AS IS", "WHERE IS", AND WITH ALL FAULTS.

ARTICLE VI
COVENANTS OF SELLERS AND BUYER; OTHER AGREEMENTS

6.1   Consents and Approvals; Cooperation.

(a)  Sellers and Buyer shall cooperate and use commercially reasonable efforts to obtain all necessary consents and approvals to consummate the purchase and sale of the Purchased Assets and the assignment of the Assumed Liabilities.

(b)  Each of the parties shall file any notifications required to be filed with, and use reasonable best efforts to obtain any other authorizations, consents and approvals of, any Governmental Authority in connection with the matters contemplated by this Agreement.

(c)  Each party hereto shall use commercially reasonable good faith efforts to assist the other parties hereto and cooperate with their respective legal counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties hereto shall use their commercially reasonable good faith efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder. Each of Buyer and Sellers agree to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to satisfy the conditions to the obligations of the other parties hereto to consummate and make effective the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall represent a covenant or guaranty of approval, completion or success with respect to any or all such procedures.

6.2   Access to Information and Facilities.

(a)  Sellers agree that, prior to the Closing Date, Buyer and its representatives shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller, have reasonable access during normal business hours to Seller's books and records primarily relating to the Purchased Assets and Assumed Executory Contracts, and shall be provided with the opportunity to discuss the Purchased Assets, the Assumed Executory Contracts and the business conducted by the Sellers with senior management of the Sellers. From the Closing Date until the earlier of the third anniversary of the Closing Date and the date that Sellers have wound down their operations and been dissolved, Buyer and its representatives shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller, have reasonable access during normal business hours to Seller's books and records primarily relating to the Purchased Assets and Assumed Executory Contracts, Notwithstanding the foregoing, (x) the Sellers will have no obligation to provide access to any Books or Records or any other information to the extent such access would be restricted or prohibited by any law, statute, rule, Regulation, ordinance, Contract or otherwise or to the extent any of the Sellers have determined that such disclosure or access could jeopardize attorney-client or similar privilege and (y) Sellers will not be required to provide Buyer with access to any Persons (including any customers, suppliers, employees or other business relations) without participation in any such meetings or calls by Sellers or their representatives.

(b)  The Buyer acknowledges that the Buyer remains bound by the Confidentiality Agreement.

6.3   Conduct of the Business Pending the Closing.  Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or except as described on Schedule 6.3 attached hereto, from the date hereof until the Closing Date, none of the Sellers shall:

(a)  amend or modify their articles of incorporation, bylaws or constitutive documents or make any changes in its authorized capital stock in a manner that would impact the Sellers' ability to consummate the transactions contemplated by this Agreement;

(b)  issue or sell any shares of its capital stock or any securities convertible into or exchangeable for its capital stock in a manner that would impact the Sellers' ability to consummate the transactions contemplated by this Agreement;

(c)  form or create any Subsidiary;

(d)  purchase or otherwise acquire for consideration any outstanding shares of its capital stock or the capital stock of any other entity in a manner that would impact the Sellers' ability to consummate the transactions contemplated by this Agreement;

(e)  declare, pay or set aside with respect to its capital stock any dividend or other distribution or payment in a manner that would impact the Sellers' ability to consummate the transactions contemplated by this Agreement;

(f)  engage in any transactions with Affiliates (other than Sellers or any of their Subsidiaries) other than in the Ordinary Course of Business;

(g)  sell or dispose of any Purchased Assets other than the sale or disposition of Purchased Assets in the Ordinary Course of Business or the sale of Purchased Assets pursuant to an Acquisition Proposal approved by the Bankruptcy Court;

(h)  intentionally incur any Liens on the Purchased Assets other than Permitted Liens;

(i)  intentionally terminate or compromise, waive, amend or impair in any respect any of the Assumed Executory Contracts or intentionally omit to take action which would reasonably be expected to result in a termination, waiver, amendment or impairment of any of the Assumed Executory Contracts;

(j)  incur any indebtedness which would reasonably be expected to have a Material Adverse Effect or intentionally take any action which Sellers would reasonably expect would cause a Material Adverse Effect; or

(k)  fail to maintain the books and records of any of the Sellers primarily related to the Purchased Assets in the Ordinary Course of Business.

Buyer and DPI will provide prompt written notice to the other party hereto in the event such party receives actual knowledge that any Assumed Executory Contract has been terminated or amended or any rights with respect to any such Contract have been impaired in any material respect.

6.4   Best Efforts; Further Assurances.

(a)  Intentionally Omitted.

(b)  Sellers and Buyer shall execute such documents and use their reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.  Sellers and Buyer shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VIII and Article IX, respectively, of this Agreement.

6.5   Bank Accounts.  Sellers shall use commercially reasonable efforts to transfer the Bank Accounts to Buyer at or prior to Closing (provided that any Cash would remain an Excluded Asset). Notwithstanding the foregoing, in the event Sellers are unable to transfer the Bank Accounts to Buyer, such Bank Accounts will be Excluded Assets and shall not be Purchased Assets.  The bank account numbers for the Bank Accounts are confidential information of Sellers and are governed by the Confidentiality Agreement.  In the event any one or all of the Bank Accounts are not transferred to Buyer, then Buyer and Seller shall cooperate to ensure that any of Buyer's Cash which is inadvertently transferred into such Bank Accounts will be paid to Buyer.

6.6   Intentionally Omitted.

6.7   Excluded Assets.  Subsequent to the Closing, each Seller jointly and severally agrees to indemnify and hold Buyer harmless with respect to the Excluded Assets and Excluded Liabilities, including any loss, liability, cost or expense (including legal fees and expenses and court costs) arising out of or in connection with, or otherwise relating to, the Excluded Assets and Excluded Liabilities.

6.8   Taxes.

(a)  On or prior to the Closing (or after the Closing and when due and payable, to the extent such Taxes are not due and payable as of the Closing), Sellers shall pay all Taxes attributable to the Pre-Closing Tax Period, including all sales taxes, use taxes and payroll Taxes which will be owed by Sellers and attributable to the Pre-Closing Tax Period; provided however, Sellers shall not be obligated to pay any such Tax that is disputed in good faith by any Seller.

(b)  All transfer, documentary, sales, use, registration, value-added and other similar taxes and related fees (including, without limitation, any penalties, interest and additions to taxes) (collectively, "Transfer Taxes") imposed by any Governmental Authority in any jurisdiction in connection with the transaction contemplated herein or in connection with this Agreement, including the sale of the Purchased Assets or the assumption of the Assumed Liabilities, to the extent not exempt under Section 1146(a) of the Bankruptcy Code shall be paid by Buyer.  PDI and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of all laws relating to such Transfer Taxes, and to the extent any exemptions from such Transfer Taxes are available, Sellers shall use commercially reasonable good faith business efforts to cooperate with Buyer in the preparation of any certificates or other documents necessary to claim such exemptions.

ARTICLE VIII
COVENANTS OF BUYER

7.1   Assumed Liabilities.  Subsequent to the Closing, Buyer agrees to be responsible for the payment and performance of the Assumed Liabilities and shall indemnify and hold Sellers harmless with respect to the Assumed Liabilities, including any loss, liability, cost or expense (including legal fees and expenses and court costs) arising out of or in connection with, or otherwise relating to, the Assumed Liabilities.

7.2   Post-Closing Access to Information.   From the Closing Date until the earlier of the third anniversary of the Closing Date and the date that Sellers have wound down their operations and been dissolved, Sellers and their representatives shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of Buyer, have reasonable access during normal business hours to Buyer's books and records primarily relating to the Purchased Assets and Assumed Liabilities, and to the extent in Buyer's possession or control, relating to any Excluded Assets, Excluded Liabilities or pre-Closing business operations of Sellers. Notwithstanding the foregoing, Buyer will have no obligation to provide access to any Books or Records or any other information to the extent such access would be restricted or prohibited by any law, statute, rule, Regulation, ordinance, Contract or otherwise or to the extent Buyer has determined that such disclosure or access could jeopardize attorney-client or similar privilege.

7.3   Release of Certain Deposits.  Without limiting any provision in this Agreement, the parties hereto agree that Sellers' deposit with First Data Corporation and its Affiliates in the amount of approximately $222,750 is an Excluded Asset. Promptly after the Closing (but no later than 30 days thereof), Buyer shall take all actions necessary in order to have such deposit released in full to Sellers or, at its option, Buyer shall pay Sellers the full amount of such deposit and Buyer shall thereafter retain all rights to such deposit if and when it is released by First Data Corporation.

7.4   Further Assurances.  Buyer shall execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Buyer shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article IX of this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are, at the option of Buyer, subject to satisfaction of the following conditions precedent on or before the Closing Date.

8.1   Warranties True as of Both Present Date and Closing Date; Covenants.

(a)  Each of the representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that date) with the same force and effect as though made on and as of the Closing Date except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects.

(b)  Sellers shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

8.2   Intentionally Omitted.

8.3   Intentionally Omitted.

8.4   No Injunctions.   No preliminary or permanent injunction or other order of any Governmental Authority of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in place on the Closing Date.

8.5   Closing Deliveries.  Sellers shall have delivered to Buyer (i) a certificate signed by each Seller, dated the date of the Closing Date, (in form and substance reasonably satisfactory to Buyer) certifying that the conditions specified in Sections 8.1 have been satisfied as of the Closing; (ii) all of the closing deliveries set forth in Section 10.2; and (iii) such other documents or instruments as are required to be delivered by any Seller at the Closing pursuant to the terms hereof in form and substance reasonably satisfactory to Buyer and its counsel.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

9.1   Warranties True as of Both Present Date and Closing Date.  The representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that date) with the same force and effect as though made by Buyer on and as of the Closing Date, except those qualified by materiality shall be true and correct in all respects.  Buyer shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

9.2   Intentionally Omitted.

9.3   No Injunctions.  No preliminary or permanent injunction or other order of any Governmental Authority of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in place on the Closing Date.

9.4   Consideration.  Buyer shall have delivered to Sellers the Purchase Price.

9.5   Closing Deliveries.  Buyer shall have delivered to Sellers (i) a certificate signed by Buyer, dated the date of the Closing (in form and substance reasonably satisfactory to Sellers) certifying that the conditions specified in Section 9.1 above have been satisfied as of the Closing; (ii) certified copies of the resolutions of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iii) all of the closing deliveries set forth in Section 10.3; and (iv) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof in form and substance reasonably satisfactory to Sellers and their counsel.

ARTICLE X
CLOSING

10.1   Closing.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, IL 60601 at 10:00 A.M. Central Standard Time on Friday, March 15, 2013; or on such other date or place as Buyer and PDI may determine (the "Closing Date").

10.2   Deliveries by Sellers.  At the Closing, Sellers shall deliver or procure delivery to Buyer of:

(a)  physical possession of all of the Purchased Assets capable of passing by delivery with the intent that title in such Purchased Assets shall pass by and upon delivery;

(b)  the Bill of Sale in the form of Exhibit C attached hereto (the "Bill of Sale"), duly executed by Sellers;

(c)  the Assumption Agreement in the form of Exhibit D attached hereto (the "Assumption Agreement"), duly executed by Sellers;

(d)  the Trademark Assignment in the form of Exhibit E attached hereto (the "Trademark Assignment"), duly executed by PDI and AI;

(e)  a list of merchants which have been active within two hundred seventy days prior to Closing who are entitled to a portion of the Cash Merchant Reserves as of a recent date;

(f)  such other instruments as are necessary to vest in Buyer good and marketable title in and to the Purchased Assets in accordance with the provisions hereof; and

(g)  Bank statements of Sellers for the months ended December 31, 2012 and January 31, 2013 and each of the following reports of Sellers to the extent prepared in the ordinary course of business consistent with past practices for the month ended December 31, 2012 and, if available, for the months ending January 31, 2013 and February 28, 2013: gross margin report, loss report, rolling reserve reports (including reserves held, settlement funds and rolling reserves), and processor reports.

At or promptly after Closing, Sellers shall deliver or cause to be delivered to Buyer copies of all Assumed Contracts with merchants.

10.3   Deliveries by Buyer.  At the Closing, Buyer will deliver to Sellers (A) the Assumption Agreement duly executed by Buyer,  and (B) the Purchase Price.

10.4   Form of Instruments.  To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and PDI.

ARTICLE XI
TERMINATION; TERMINATION PAYMENT

11.1   Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)  by mutual written agreement of Buyer and PDI;

(b)  by either Buyer or PDI (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the other party, which breach, to the extent curable, is not cured within ten (10) days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;

(c)  by Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that one or more conditions set forth in Section 8.1 has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied).

(d)  Intentionally omitted;

(e)  by PDI (provided that no Seller is then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that one or more conditions set forth in Article IX has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied); or

(f)  by either (i) PDI (provided that PDI is not then in material breach of any representation, warranty, covenant or other agreement of PDI contained herein), if the Closing has not occurred on or prior to Friday, March 15, 2013 or (ii) Buyer (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement of Buyer contained herein), if the Closing has not occurred on or prior to Monday, April 1, 2013.

11.2   Intentionally Omitted.

11.3   Effect of Termination or Breach.  If the transactions contemplated hereby are not consummated (a) this Agreement shall become null and void and of no further force and effect, except (i) for this Section 11.3 (Effect of Termination or Breach), (ii) for the provisions of Sections 3.3  (Deposit Amount), 13.1 (Expenses), 13.7 (Submission to Jurisdiction), 13.8 (Governing Law), 13.9 (Binding Nature; Assignment), 13.10 (No Third Party Beneficiaries) and

13.11  (Construction) hereof, and (iii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination. Without limiting the foregoing, nothing in this agreement shall relieve Buyer from its obligations to deliver the Purchase Price if all of the conditions set forth in Article VIII (other than those to be satisfied at the Closing itself) have been satisfied.  In the event this Agreement is terminated by PDI pursuant to Section 11.1(b) or Section 11.1(e),  then in addition to any other rights and remedies the Sellers may have, the Sellers shall have the right to retain and keep the Deposit Amount and Buyer shall have no further rights to the Deposit Amount or any proceeds thereon.

ARTICLE XII
ADDITIONAL POST-CLOSING COVENANTS

12.1   Employees.  Immediately prior to or after the Closing, Buyer shall be entitled to make offers of employment to certain employees of Sellers as mutually determined by Buyer and Seller. The number of offers of employment made by Buyer, and the terms and conditions of such offers, shall be determined by Buyer in accordance with applicable law. The parties hereto acknowledge and agree that Buyer shall have no obligation to offer employment to any officer or employee of Sellers.

12.2   Joint Post-Closing Covenant of Buyer and Sellers.  Buyer and Sellers jointly covenant and agree that, from and after the Closing Date, Buyer and Sellers will each use commercially reasonable efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation of an audit of any Tax Return of any Seller or Buyer for all periods prior to or including the Closing Date and (b) any audit of Buyer and/or any audit of any Seller with respect to the sales, transfer and similar Taxes imposed by the laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Buyer and Sellers further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith.  All costs and expenses incurred in connection with this Section 12.2 referred to herein shall be borne by the party who is subject to such action.

12.3   Collections.  Buyer shall promptly deliver to Sellers any Cash, checks or other property that Buyer may receive after the Closing in respect of any accounts receivable or other asset constituting Excluded Assets.

12.4   Tax Matters.  The parties hereto agree that, prior to the Closing Date, they or their representatives shall in good faith allocate the Purchase Price among the Purchased Assets in Purchased Assets in conformity with Section 1060(b) of the Internal Revenue Code of 1986, as amended (the "Tax Code") and the regulations promulgated thereunder. Sellers agree to cooperate in good faith in filing all information required by Section 1060(b) of the Tax Code and the regulations thereunder, and to take no position on any income tax return, report or filing inconsistent with, such allocation.

ARTICLE XIII
MISCELLANEOUS

13.1   Expenses.

(a)  Unless expressly set forth in this Agreement, each party hereto shall bear its own costs and expenses, including attorneys' fees, with respect to the transactions contemplated hereby. Without limiting the foregoing, unless otherwise set forth in this Agreement, all expenses incurred by Buyer in connection with the authorization, preparation, execution, and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants for Buyer, shall be obligations of Buyer and all expenses incurred by any Seller in connection with the authorization, preparation, execution, and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel, and accountants for Sellers, and any and all costs of Seller associated with any of the Sellers' transfer of the Purchased Assets to Buyer (including, without limitation, any and all termination or compensation costs of any Seller to its employees, officers, directors, agents and consultants, such as severance payment obligations, as a result of the consummation of the transactions contemplated under the Transaction Documents), shall be obligations of Sellers. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including all court costs and reasonable attorneys' fees) as the prevailing party may incur in the pursuit or defense thereof.

(b)  The parties hereto agree that if any claims for commissions, fees or other compensation, including brokerage fees, finder's fees, or commissions are ever asserted against Buyer or Sellers in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify (with counsel reasonably satisfactory to the party(ies) entitled to indemnification) and hold the other harmless from and against any and all such claims or demands asserted by any Person, firm or corporation in connection with the transaction contemplated hereby.

13.2   Amendment.  This Agreement may not be amended, modified or supplemented except by a written instrument signed by PDI (on behalf of itself and Sellers) and Buyer.

13.3   Notices.  All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iii) when sent by electronic mail (with hard copy to follow) during a business day (or on the next business day if sent after the close of normal business hours or on any non-business day), (iv) one (1) business day after being sent by reputable overnight express courier (charges prepaid), or (v) three (3) business day following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, requests, demands and communications to the parties shall be sent to the addresses indicated below:

To Sellers:Pipeline Data Inc.

c/o Cynergy Data, LLC

30-30 47th Avenue, 9th Floor

Long Island City, New York 11101

Attn:    Sheila Corvino, CLO

Fax:    (917) 376-2561

E-mail:    sheilac@cynergydata.com

with a copy to:Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attn:    Jeffrey A. Fine, P.C.

Fax:    (312) 862-2200

E-mail:    jfine@kirkland.com

To Buyer, to:Calpian, Inc.

500 N Akard St., Suite 2850

Dallas, Texas  75201

Attn:    Harold H. Montgomery

Fax:    (214) 758-8602

Email:    HaroldMontgomery@calpian.com

With a copy to: Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas  75201

Attn:  Monica S. Blacker, Esq. and Quentin Faust, Esq.

Fax:    (214) 659-4401

E-mail:  mblacker@andrewskurth.com and

quentinfaust@andrewskurth.com

13.4   Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing by PDI, in the case of a waiver by any Seller, or Buyer, in the case of any waiver by Buyer, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach of other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.5   Electronic Delivery; Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery") shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.6   Headings.  The headings preceding the text of the Articles and Sections of this Agreement and the Exhibits and the Schedules are for convenience only and shall not be deemed part of this Agreement.

13.7   Submission to Jurisdiction.  THE PARTIES HEREBY AGREE THAT ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS CONTEMPLATED HEREIN SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT.

13.8   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

13.9   Binding Nature; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties (which shall not be unreasonably withheld or delayed); except (i) the rights and interests of Sellers hereunder may be assigned to a trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code; (ii) this Agreement may be assigned to any entity appointed as a successor to Sellers pursuant to a confirmed Chapter 11 plan; (iii) Buyer may assign its rights and obligations under this Agreement to any wholly owned subsidiary of Buyer provided that such assignment will not relieve Buyer from any of its obligations or liabilities under this Agreement or any of the other Transaction Documents, and (iv) as otherwise expressly provided in this Agreement.

13.10   No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns, any rights, remedies, obligations, Claims, or causes of action under or by reason of this Agreement.

13.11   Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and Regulations promulgated thereunder, unless the context requires otherwise.

13.12   Public Announcements.  Except as required by law, including Buyer’s obligation to make timely disclosure of this Agreement and the transactions contemplated hereunder in the public reports it files with the Securities and Exchange Commission, or in connection with the Chapter 11 Cases, neither Sellers nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld, delayed or conditioned.  Prior to making any public disclosure required by applicable law, the disclosing parties shall give the other party a copy of the proposed disclosure and reasonable opportunity to comment on the same.

13.13   Entire Understanding.  This Agreement, the Exhibits and the Schedules and the documents referred to herein (including the Confidentiality Agreement) set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, and are not intended to confer upon any other Person any rights or remedies hereunder.

13.14   Closing Actions.  All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

13.15   Conflict Between Transaction Documents.  The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement or document referred to herein, this Agreement shall govern and control.

13.16   No Survival.  The representations and warranties of Sellers and Buyer contained in this Agreement or in any instrument delivered in connection herewith shall not survive the Closing.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

BUYER:

CALPIAN, Inc.

By: /s/ Craig A. Jessen

Name: Craig A. Jessen

Its:       President

SELLERS:

Pipeline Data Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

Securepay.com Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

NORTHERN MERCHANT SERVICES INC.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

Pipeline Data Processing Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

Signature Page to Asset Purchase Agreement

Pipeline Data Portfolio Acquisitions Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

Aircharge Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

PayPipe Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

Paynet Systems Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

PayPassage Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

Signature Page to Asset Purchase Agreement

valadata Inc.

By: /s/ Thomas W. Tesmer

Name: Thomas W. Tesmer

Title:   President

Signature Page to Asset Purchase Agreement